As filed with the Securities and Exchange Commission on February 7, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

Nobel Learning Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2465204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1615 West Chester Pike West Chester, Pennsylvania	19382
(Address of Principal Executive Offices)	(Zip Code)

Executive Nonqualified Excess Plan

(Full title of the plan)

George H. Bernstein, President and Chief Executive Officer

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, Pennsylvania 19382

(Name and address of agent for service)

(484) 947-2000

(Telephone number, including area code, of agent for service)

with a copy to:

Richard P. Jaffe, Esquire

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, Pennsylvania 19103

(215) 864-8901

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations (1)	$10,000,000	100%	$10,000,000	$1070.00

(1)	The deferred compensation obligations to which this Registration Statement relates arise under the Executive Nonqualified Excess Plan (the “Plan”) and are unsecured obligations of Nobel Learning Communities, Inc. to pay deferred compensation in the future pursuant to compensation deferral elections made by Participants in the Plan in accordance with the terms of the Plan.

(2)	Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) prospectus

Item 1.	Plan Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to Participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Nobel Learning Communities, Inc. (the “Registrant”) shall furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated). Requests should be directed to:

Jeanne Marie Welsko

Vice President - Human Resources

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, Pennsylvania 19382

(484) 947-2000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference to this Registration Statement:

(i) The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2006, filed with the SEC on September 15, 2005;

(ii) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on November 13, 2006; and

(iii) The Registrant’s Current Reports on Form 8-K filed with the Commission on February 1, 2007, November 3, 2006 and October 2, 2006.

The Registrant is not incorporating by reference any Form 8-K through which it furnished, rather than filed, information with the Commission. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

The following description of the deferred compensation obligations of the Registrant under the Plan is qualified by reference to the Plan, which is included as an exhibit to this Registration Statement. The deferred compensation obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. The Registrant has several subsidiaries. The right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of any such subsidiary upon its liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary.

Under the Plan, employees of the Registrant that the Registrant determines as eligible (“Eligible Employees”) will have the opportunity to elect to defer a portion of their base salary, service bonus or other performance based compensation (“Compensation”) to be received from the Registrant. Eligible Employees are permitted to defer up to 100% of their Compensation (after required payroll withholdings and deductions). Deferred amounts, along with any Contributions (as defined below), will be credited to an account maintained on the books and records of the Registrant in the name of the Participant.

The Registrant may make discretionary and profit sharing contributions (“Contributions”) to Participants’ accounts in an amount to be determined each plan year. Any Contribution will be made in the sole and absolute discretion of the Company, and to such Participants or group(s) or category(ies) of Participants as shall be determined in the sole discretion of the administrator of the Plan.

Participants who are eligible to receive profit sharing credits will fully vest in any profit sharing contribution after five (5) years of service. For current employees eligible to receive profit sharing credits, such vesting began on July 1, 2006; for newly hired or promoted employees, such vesting will begin on the effective date of the first profit sharing contribution for which the newly hired or promoted employee is eligible.

Participants will vest in any discretionary contributions pursuant to the following schedule:

Years of Service to the Company	Vested Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

If a Participant’s employment terminates due to retirement, disability or death, or upon a change in control, the Participant will be fully vested in any Contributions.

Participant deferrals are credited, at the election of the Participant, to either a retirement account, an in-service account or an education funding account. Participants choose the accounts and form of payment at the time they enroll in the Plan. Amounts credited to the retirement account will be paid in either a lump sum or in annual installments up to ten years. Amounts credited to in-service accounts or education funding accounts will be paid in either a lump sum or in annual installments up to five years. The distribution date for the in-service and education funding accounts is based upon a future date specified by the Participant in the Participant’s deferral agreement. Participants may elect a lump sum distribution upon a change of control of the Registrant. In the event of death or disability, the amounts credited will be paid in a lump sum amount.

The Plan allows the Participants to elect certain reference investments in which the Participants may invest their deferred compensation. Reference investments may or may not actually be held by the Plan or set aside by the Registrant. If reference investments are held by the Plan, they are subject to the prior claims of the Registrant’s general creditors.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102 (b) (7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

The Registrant maintains directors’ and officers’ liability insurance that provides for indemnification of its directors and officers against damages arising out of certain kinds of claims that may be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Executive Nonqualified Excess Plan of Nobel Learning Communities, Inc. Plan Document

4.2	Executive Nonqualified Excess Plan of Nobel Learning Communities, Inc. Adoption Agreement

5.1	Opinion of Ballard Spahr Andrews & Ingersoll LLP as to the validity of the securities being registered.

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Ballard Spahr Andrews & Ingersoll LLP (contained in Exhibit 5.1).

24.1	Power of Attorney

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Commonwealth of Pennsylvania, on February 7, 2007.

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ George H. Bernstein
George H. Bernstein
Chief Executive Officer

Signature	Title	Date

* David Beale	Director	February 7, 2007

/s/ George H. Bernstein George H. Bernstein	Director	February 7, 2007

* Peter H. Havens	Director	February 7, 2007

* Therese Kreig Crane	Director	February 7, 2007

* Steven B. Fink	Director	February 7, 2007

* Richard J. Pinola	Director	February 7, 2007

* Michael J. Rosenthal	Director	February 7, 2007

* Ralph Smith	Director	February 7, 2007

* David L. Warnock	Director	February 7, 2007

*Signed by George H. Bernstein as Attorney in Fact

/s/ George H. Bernstein George H. Bernstein

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Executive Nonqualified Excess Plan of Nobel Learning Communities, Inc. Plan Document

4.2	Executive Nonqualified Excess Plan of Nobel Learning Communities, Inc. Adoption Agreement

5.1	Opinion of Ballard Spahr Andrews & Ingersoll LLP as to the validity of the securities being registered.

23.2	Consent of BDO Seidman, LLP.

23.3	Consent of Ballard Spahr Andrews & Ingersoll LLP (contained in Exhibit 5.1).

24.1	Power of Attorney